EXHIBIT 23(a)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Liz Claiborne, Inc. (the "Company") on Form S-8 of our report dated February 19, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Liz Claiborne, Inc. for the year ended December 28, 2002.


/s/ Deloitte & Touche, LLP
New York, New York

May 23, 2003